CACI Reports Fiscal 2007 Fourth Quarter and Annual Results

Contract awards increased 68% for the year to a record $3.3 billion

Contract funding orders increased 23% for the year to a record $2.2 billion

Revenue increased 10.4% for the year to a record $1.9 billion

Arlington, VA, August 15, 2007 — CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced results today for its fourth fiscal quarter and twelve months ended June 30, 2007. CACI provides innovative solutions to meet America’s needs in national security, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

Fourth Quarter Results

For the fourth quarter of Fiscal Year 2007 (FY07), we reported record revenue of $520.4 million, up 9.0 percent over fourth quarter of Fiscal Year 2006 (FY06) revenue of $477.3 million. The increase in revenue during the quarter was driven primarily by organic growth of 7.2 percent. Operating income for the quarter was $37.9 million compared with operating income of $40.7 million in the year earlier quarter. The operating margin was 7.3 percent compared with 8.5 percent in the year earlier quarter. The decrease in the operating margin was primarily due to significantly higher other direct costs (ODCs). The effective tax rate for the quarter was 38.4 percent versus 37.3 percent in the fourth quarter of FY06. Net income for the fourth quarter was $20.8 million, or $0.67 per diluted share, compared with $22.1 million, or $0.71 per diluted share, for the fourth quarter of FY06. Operating cash flow for the quarter increased to $47.3 million from $13.2 million in the year earlier quarter. Days sales outstanding at the end of the quarter were 66 compared with 74 days at the end of the fourth quarter of FY06.

Fourth Quarter Highlights

Major highlights and accomplishments during the fourth quarter of FY07 include:

•
Contract awards with an estimated value to CACI of $1.0 billion, a record quarterly amount, were up 215 percent over the fourth quarter of FY06. Almost three quarters of the estimated value of these awards is for recompeted work. The awards in the quarter include:

o
The six-year, $950 million ceiling, multiple award Mega 3 automated litigation support contract with the Department of Justice (DOJ). This award continues our strong partnership with the DOJ, which encompasses multiple recompete wins since 1978.

o
The five-year, $710 million ceiling, multiple award blanket purchase agreement from the Department of State to support its Security Assurance Services and Innovations (SASI) program. The award continues our relationship and expands our involvement with the Department’s enterprise-wide information technology.

o
The five-year, $250 million ceiling, multiple award, indefinite delivery, indefinite quantity (IDIQ) contract from the U.S. Transportation Command (USTRANSCOM) to provide management and logistics services. This award provides us a strategic presence in another major command within the Department of Defense (DoD).

o
The five-year, $74 million task order under the General Services Administration (GSA) ANSWER contract vehicle to support our new client, the Department of Housing and Urban Development’s (HUD) Office of Community Planning and Development (CPD). The scope of this work includes modernization of existing CPD environments and transformation of CPD systems into the HUD enterprise architecture. In addition, we are ranked second in the estimated value of new task orders won under the ANSWER contract this government fiscal year.

o
The five-year, $48 million IDIQ contract to continue Readiness Based Sparing (RBS) for the U.S. Navy’s Naval Supply Systems Command. The award continues a series of RBS-related contracts we have won to support Navy logistics since 1978.

o	Approximately $172 million in awards on the U.S. Army Strategic Services Sourcing (S3) contract. Since March of 2006, we have received over $780 million in awards from this contract vehicle.
o	Previously unannounced awards totaling approximately $44 million to support national security and the Intelligence Community.

•	The raising of attractively priced debt through the sale of $300 million in 2.125 percent convertible senior subordinated notes due in 2014. This positions us to drive our acquisition activity.

•	The repurchase of $45.5 million, or one million shares, of our common stock.

•
The acquisitions of Institute for Quality Management (IQM) and Wexford Group International (Wexford). The IQM acquisition increases our performance management consulting and operational support services in the intelligence and national security markets. The acquisition of Wexford expands our presence in the DoD and increases the management and technical consulting capabilities we offer our clients.

Full Year FY07 Results

For all of FY07, we reported record revenue of $1.94 billion, up 10.4 percent over FY06 revenue of $1.76 billion. Operating income for the year was $145.9 million compared with $150.3 million reported in FY06. The operating margin was 7.5 percent for FY07 compared with 8.6 percent for FY06. The effective tax rate for FY07 was 37.3 percent compared with 36.2 percent for FY06. Net income for FY07 was $78.5 million, or $2.51 per diluted share, compared with net income of $84.8 million, or $2.72 per diluted share, for FY06. Operating cash flow for FY07 increased to $168.0 million from $107.1 million in FY06.

FY07 Highlights

Major highlights and accomplishments during FY07 include:

•	Contract awards totaling $3.3 billion, a record annual amount and a 68 percent increase over contract awards received in FY06. These awards include:
o
The Department of Homeland Security (DHS) Enterprise Acquisition Gateway for Leading Edge Solutions (EAGLE) award. The award is a prime position, enabling us to provide management support services to DHS.

o
A prime position as a large contractor on the 20-year, $36 billion, multiple award, IDIQ U.S. Army Field and Installation Readiness Support Team (FIRST) contract. The contract is new work and represents a significant opportunity to expand our core engineering and logistics business.

o
A prime position as a large contractor on the nine-year, $20 billion, multiple award, IDIQ U.S. Army Information Technology Enterprise Solutions 2 Services (ITES-2S) contract. The award strengthens our position as a top provider of information technology services to the DoD and the rest of the federal government.

o	The five-year, $330 million Systems Engineering and Technical Assistance (SETA) services contract by the U.S. Navy as part of a joint venture.
o	Over $732 million in awards on the U.S. Army’s S3 contract during FY07.
o	Over $400 million in classified national security and intelligence work.
•	Record contract funding orders totaling over $2.16 billion, a 23 percent increase over contract funding orders of $1.76 billion received in FY06.
•
Record year-end funded backlog of $1.2 billion as of June 30th, up 26 percent over last year’s funded backlog of $983 million. Total backlog at the end of FY07 was $6.4 billion, 39 percent higher than the year-end FY06 backlog of $4.6 billion.

•
Receiving four Capability Maturity Model® Integration (CMMI®) Maturity Level 3 ratings. This rating is a set of credentials for a process improvement approach that provides clients with the assurance that their projects will be completed following the rigorous CMMI standards.

•
One of the first systems integrators serving the federal government to receive the ISO 20000 certification. ISO 20000 certified organizations have developed and implemented repeatable, high-quality processes on a contract that can be projected across the business operating group.

•
The selection of CACI-NSR as a recipient of the James S. Cogswell Outstanding Industrial Security Achievement Award, one of only 30 out of nearly 12,000 cleared DoD contractors to receive the award in 2007.

CEO Commentary

Commenting on the results, Paul Cofoni, CACI’s President and CEO, said, “We continue to focus our growth strategy on the nation’s highest priorities of defense, intelligence, homeland security, and the modernization of government services. We believe the need to fund these national security priorities will not decrease. As a result of this focus, we generated record revenue in the fourth quarter and for the full-year. We won a record amount of awards in the fourth quarter and for the full-year, a favorable indicator of our long-term growth. We successfully defended our base of business by winning our major recompetes during the quarter, including Mega 3 and Readiness Based Sparing, two awards that attest to the strong and lasting partnerships we have with the Department of Justice and the U.S. Navy. During the quarter, we won all of our major recompetes and won significant new business across the federal government. Our federal civilian work expanded with key contract awards from the Department of Homeland Security, the Department of State and the Department of Housing and Urban Development. Just recently, we were awarded a prime position on the General Services Administration's $50 billion Alliant contract vehicle, adding to that expansion. Finally, through our corporate development and merger and acquisition program, we completed the acquisition of two consulting and professional services companies which we believe will enhance our position in the Intelligence Community and DoD. We believe our accomplishments in FY07 underscore our efforts to make a real difference in fulfilling our clients' needs and meeting our nation's challenges.”

“We enter FY08 with a proven growth strategy and a strong foundation of awards and funding. In a highly competitive market, we are taking the necessary steps to continue to grow our base of business and improve our profitability. We are also pursuing larger contracts that help our clients solve their most difficult problems and position us as a key partner. We are executing on our corporate development and merger and acquisition program with the goal of increasing our capabilities and accelerating our revenue and earnings growth. We are confident we will be able to build on our recent accomplishments during FY08 and beyond, and enhance shareholder value.”

CACI Reaffirms its FY08 Guidance

We are reaffirming our Fiscal Year 2008 (FY08) guidance which we issued on June 28, 2007. The table below summarizes the guidance ranges for FY08:

(In millions except for earnings per share)	Fiscal Year 2008
Revenue	$2,050 - $2,150
Net income	$76.5 - $85.7
Diluted earnings per share	$2.50 - $2.80
Diluted weighted average shares	30.6

FY08 forecasted revenue includes approximately $125 million from our recent acquisitions of IQM and Wexford. Forecasted revenue and diluted EPS do not include any amounts from future acquisitions.

This guidance represents our views as of August 15, 2007. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 16th, during which members of our senior management will be making a brief presentation focusing on fourth quarter results and operating trends. A question-and-answer session will follow to further discuss our results and our future expectations. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-800-565-5442 and enter the confirmation code 6846282. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 16th, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006 and the Russell 1000 index. CACI provides dynamic careers for approximately 10,500 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Senior Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
866-606-3471, ddragics@caci.com	(703) 841-7801, jbrown@caci.com
Capability Maturity Model and CMMI are registered trademarks of Carnegie Mellon University

(Financial tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2007	6/30/2006	% Change	6/30/2007	6/30/2006	% Change
Revenue	$520,385	$477,329	9.0%	$1,937,972	$1,755,324	10.4%
Costs of revenue
Direct costs	347,798	314,192	10.7%	1,267,677	1,134,951	11.7%
Indirect costs and selling expenses	124,877	112,548	11.0%	485,359	436,656	11.2%
Depreciation and amortization	9,836	9,842	-0.1%	39,083	33,437	16.9%
Total costs of revenue	482,511	436,582	10.5%	1,792,119	1,605,044	11.7%
Operating income	37,874	40,747	-7.1%	145,853	150,280	-2.9%
Interest expense, net	4,080	5,543	-26.4%	20,585	17,279	19.1%
Income before income taxes	33,794	35,204	-4.0%	125,268	133,001	-5.8%
Income taxes	12,970	13,114	-1.1%	46,736	48,161	-3.0%
Net income	$20,824	$22,090	-5.7%	$78,532	$84,840	-7.4%

Basic earnings per share	$0.68	$0.72	-5.3%	$2.56	$2.81	-8.6%
Diluted earnings per share	$0.67	$0.71	-4.5%	$2.51	$2.72	-7.7%

Weighted average shares used in per share computations:
Basic	30,414	30,544		30,643	30,242
Diluted	30,896	31,300		31,256	31,161

	Statement of Operations Data (Unaudited)
	Quarter Ended			Twelve Months Ended
	6/30/2007	6/30/2006		6/30/2007	6/30/2006
Operating profit margin	7.3%	8.5%		7.5%	8.6%
Tax rate	38.4%	37.3%		37.3%	36.2%
Net profit margin	4.0%	4.6%		4.1%	4.8%

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2007	6/30/2006
ASSETS:
Current assets
Cash and cash equivalents	$285,682	$24,650
Accounts receivable, net	386,150	392,013
Other current assets	37,171	33,166
Total current assets	709,003	449,829

Goodwill and intangible assets, net	962,090	832,184
Property and equipment, net	22,695	25,082
Other long-term assets	98,159	60,995
Total assets	$1,791,947	$1,368,090

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Notes payable	$7,643	$3,543
Accounts payable	59,827	44,921
Accrued compensation and benefits	96,978	93,398
Other current liabilities	130,573	69,503
Total current liabilities	295,021	211,365

Notes payable, long-term	635,772	364,317
Other long-term liabilities	47,307	47,049
Total liabilities	978,100	622,731

Shareholders' equity	813,847	745,359
Total liabilities and shareholders' equity	$1,791,947	$1,368,090

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)
	Twelve Months Ended
	6/30/2007	6/30/2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78,532	$84,840
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	39,083	33,437
Amortization of deferred financing costs	1,603	1,421
Stock-based compensation expense	13,019	15,496
Deferred income tax expense	2,062	1,140
Changes in operating assets and liabilities,
net of effect of business acquisitions:
Accounts receivable, net	24,952	161
Other assets	(5,778)	(8,487)
Accounts payable and accrued expenses	11,276	(14,982)
Accrued compensation and benefits	359	(3,324)
Income taxes payable and receivable	(2,006)	(10,572)
Other liabilities	4,929	7,957
Net cash provided by operating activities	168,031	107,087

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,898)	(9,521)
Purchases of businesses, net of cash acquired	(106,212)	(244,293)
Other	(2,063)	(5,279)
Net cash used in investing activities	(116,173)	(259,093)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds under credit facilities	271,457	21,359
Convertible note hedge and related warrants, net	(27,870)	-
Payment of financing costs	(7,346)	-
Proceeds from employee stock transactions	5,378	7,158
Proceeds from exercise of stock options	8,524	10,422
Purchase of common stock for treasury	(50,275)	(7,512)
Other	8,083	11,883
Net cash provided by financing activities	207,951	43,310
Effect of changes in currency rates on cash	1,223	381
Net increase (decrease) in cash and cash equivalents	261,032	(108,315)
Cash and cash equivalents, beginning of period	24,650	132,965
Cash and cash equivalents, end of period	$285,682	$24,650

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2007		6/30/2006		$ Change		% Change
Department of Defense	$376,983	72.5%	$347,982	72.9%		$29,001	8.3%
Federal Civilian Agencies	112,113	21.5%	102,383	21.5%		9,730	9.5%
Commercial	25,438	4.9%	20,624	4.3%		4,814	23.3%
State and Local Governments	5,851	1.1%	6,340	1.3%		(489)	-7.7%
Total	$520,385	100.0%	$477,329	100.0%		$43,056	9.0%

	Twelve Months Ended
(dollars in thousands)	6/30/2007		6/30/2006		$	Change	% Change
Department of Defense	$1,393,735	71.9%	$1,282,582	73.1%		$111,153	8.7%
Federal Civilian Agencies	431,752	22.3%	374,502	21.3%		57,250	15.3%
Commercial	91,946	4.7%	73,644	4.2%		18,302	24.9%
State and Local Governments	20,539	1.1%	24,596	1.4%		(4,057)	-16.5%
Total	$1,937,972	100.0%	$1,755,324	100.0%		$182,648	10.4%

	Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2007		6/30/2006		$	Change	% Change
Time and materials	$286,174	55.0%	$232,262	48.7%		$53,912	23.2%
Cost reimbursable	140,622	27.0%	142,698	29.9%		(2,076)	-1.5%
Fixed price	93,589	18.0%	102,369	21.4%		(8,780)	-8.6%
Total	$520,385	100.0%	$477,329	100.0%		$43,056	9.0%

	Twelve Months Ended
(dollars in thousands)	6/30/2007		6/30/2006		$	Change	% Change
Time and materials	$1,021,129	52.7%	$899,151	51.2%		$121,978	13.6%
Cost reimbursable	531,336	27.4%	500,463	28.5%		30,873	6.2%
Fixed price	385,507	19.9%	355,710	20.3%		29,797	8.4%
Total	$1,937,972	100.0%	$1,755,324	100.0%		$182,648	10.4%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2007		6/30/2006		$	Change	% Change
Prime	$431,982	83.0%	$393,917	82.5%		$38,065	9.7%
Subcontractor	88,403	17.0%	83,412	17.5%		4,991	6.0%
Total	$520,385	100.0%	$477,329	100.0%		$43,056	9.0%

	Twelve Months Ended
(dollars in thousands)	6/30/2007		6/30/2006		$	Change	% Change
Prime	$1,590,923	82.1%	$1,449,622	82.6%		$141,301	9.8%
Subcontractor	347,049	17.9%	305,702	17.4%		41,347	13.5%
Total	$1,937,972	100.0%	$1,755,324	100.0%		$182,648	10.4%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2007	6/30/2006	$ Change		% Change
Contract Funding Orders	$490,552	$494,835		$(4,283)	-0.9%
	Twelve Months Ended
(dollars in thousands)	6/30/2007	6/30/2006	$	Change	% Change
Contract Funding Orders	$2,157,911	$1,755,330		$402,581	22.9%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

The Company has presented organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company’s core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2007	6/30/2006	% Change	6/30/2007	6/30/2006	% Change
Revenue, as reported	$520,385	$477,329	9.0%	$1,937,972	$1,755,324	10.4%
Less:
Acquired revenue	8,902	-		160,716	-
Organic revenue	$511,483	$477,329	7.2%	$1,777,256	$1,755,324	1.2%